Exhibit (d)(2)

EXECUTION VERSION

ORANGE NONDISCLOSURE AGREEMENT

The company identified on the signature page as “Yellow” (the “Providing Party”), and the company identified on the signature page as “Orange” (the “Receiving Party” and, together with the Providing Party, the “Parties”) are prepared to engage in discussions with respect to a possible negotiated transaction (a “Transaction”). During the course of such discussions, the Providing Party will disclose and make available to the Receiving Party certain information concerning itself. Except as provided in Section 4, all such information furnished to the Receiving Party or its Representatives (as defined below) by or on behalf of the Providing Party, as well as information about the discussions herein contemplated, regardless of the status thereof (and in each case, irrespective of the form of communication (oral, written, electronic or otherwise) and whether such information is furnished prior to, on or after the date hereof or when any such discussions occur), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by the Receiving Party or its Representatives containing or based (in whole or in part) on any such furnished information, are collectively referred to in this letter agreement (this “Agreement”) as the “Confidential Information.” As a condition to the furnishing of the Confidential Information, the Parties agree as follows:

1. Non-Disclosure of Confidential Information. (a) The Receiving Party will (i) use the Confidential Information furnished to it solely for the purpose of evaluating, negotiating, documenting or effectuating a Transaction and for no other purpose, (ii) not disclose the Confidential Information furnished to or prepared by it to any third party, except for disclosures to its Representatives who, in each case, the Receiving Party determines in good faith need to know such information for the purpose of evaluating, negotiating, documenting or effectuating a Transaction, (iii) inform its Representatives of the confidential nature of the Confidential Information furnished to or prepared by it and direct its Representatives to treat such Confidential Information confidentially and subject to the same obligations as are applicable to the Receiving Party in respect of such Confidential Information, (iv) take such additional precautions as may be reasonably necessary to prevent the disclosure of the Confidential Information furnished to or prepared by it or by its Representatives to any third party or its use by its Representatives for any purpose other than evaluating, negotiating, documenting or effectuating a Transaction, and (v) be responsible for any breach of this Agreement by its Representatives (including such Representatives who subsequent to the first date of disclosure of Confidential Information hereunder become former Representatives) as if such Representatives were direct parties hereto. As used in this Agreement, “Representatives” means, with respect to a Party, such Party’s affiliates and its and their directors, officers, employees, advisors and representatives (including without limitation its independent accountants, investment bankers and attorneys). Notwithstanding the foregoing, no bank, private equity firm or other equity or debt financing source or employee or other representative thereof will be deemed to be a “Representative” of the Receiving Party for purposes of this Agreement unless approved in writing by the Providing Party in its discretion.

(b) If the Receiving Party or any of its Representatives is requested (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Receiving Party will provide the Providing Party, to the extent permitted by applicable law, rule or regulation, prompt notice of such request so that the Providing Party, at its expense, may seek an appropriate protective order and/or waive the Receiving Party’s compliance with the provisions of this Agreement, and the Receiving Party will provide all commercially reasonable assistance to the Providing Party in its reasonable efforts to do so (at the expense of the Providing Party). The Receiving Party and its Representatives may disclose without liability under this Agreement only that portion of the Confidential Information that it determines in good faith is required to be disclosed. The Receiving Party will in such event give the Providing Party written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is reasonably practicable and, upon the Providing Party’s request, use reasonable efforts to obtain assurances that confidential treatment will be afforded to such Confidential Information.

(c) The Receiving Party acknowledges that the Confidential Information is and remains the property of the Providing Party. In no event will the Receiving Party or its Representatives be deemed, by virtue of this Agreement, to have acquired any right or interest of any kind or nature whatsoever, in or to, the Confidential Information. The Receiving Party acknowledges that certain of the Confidential Information may be information to which attorney-client privilege and/or work product privilege attaches and agrees that access to such Confidential Information is being provided solely for the purposes set out in this Agreement and that such access is not intended, and will not constitute, a waiver of any privilege or any right to assert or claim privilege. To the extent that there is any waiver of privilege, it is intended to be a limited waiver in respect of the Receiving Party solely for the purpose, and on the terms and conditions, set out in this Agreement. The Receiving Party will, at the request and expense of the Providing Party, claim or assert (or cooperate in the claim or assertion of) privilege in respect of such Confidential Information.

2. Non-Disclosure of Discussions, Etc. Without limiting the generality or effect of any other provision hereof, neither Party will disclose (and each Party will direct its Representatives not to disclose) to any person prior to entering into a definitive agreement providing for a Transaction (a “Definitive Agreement”) the existence, status or terms of any discussions, negotiations or agreements concerning a Transaction, including without limitation this Agreement as well as any offer, letter of intent, proposal, value or any other terms, agreements or understandings between the Parties with respect thereto, or that the Receiving Party has received Confidential Information, without obtaining the prior written consent of the other Party, except that such Party may disclose on a confidential basis the existence, status or terms of discussions, negotiations or agreements concerning a Transaction to its Representatives, provided, however, that, at the time of any such disclosure, such Party informs each person to whom such information is provided of the confidential nature of such information and takes all reasonable precautions necessary to prevent the disclosure of such information by such persons to any third person or the use of such information by such persons for any purpose other than evaluating, negotiating, documenting or effectuating a Transaction.

3. Return or Destruction of Confidential Information. Upon the written request of the Providing Party, the Receiving Party will, and will use its reasonable best efforts to cause its Representatives to, promptly and in any event within ten business days (a) return or destroy, at the Receiving Party’s option, such Confidential Information and not retain any copies or other reproductions or extracts thereof and (b) destroy or have destroyed all memoranda, notes, reports, analyses, compilations, studies, interpretations or other documents containing or based (in whole or in part) on any such Confidential Information, and all copies and other reproductions and extracts thereof. Upon written request by the Providing Party, an authorized officer of the Receiving Party will promptly certify in writing (email being sufficient for this purpose) to the Providing Party that the foregoing materials have, in fact, been destroyed or returned. Notwithstanding the foregoing, (i) the obligation to return or destroy Confidential Information will not cover information that is maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed or otherwise recovered from such backup devices and (ii) the Receiving Party and its Representatives may retain copies of Confidential Information to the extent necessary to comply with policies and procedures implemented by such persons in order to comply with law, regulation or professional standards, so long as such Confidential Information is not used or disclosed, except in compliance with law, regulation or professional standards. Notwithstanding the return or destruction of the Confidential Information, the Receiving Party will continue to be bound by the confidentiality and other obligations under this Agreement, including the obligations to direct its Representatives to comply with the confidentiality obligations under this Agreement.

4. Information Not Deemed Confidential Information. Notwithstanding the foregoing, the term “Confidential Information” does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement, (b) is or becomes available to the Receiving Party, or is in or comes into the possession of the Receiving Party, on a non-confidential basis from a source other than the Providing Party or its Representatives, provided that such source is not known by the Receiving Party to be bound by an obligation of confidentiality to the Providing

Party, or (c) is independently developed by the Receiving Party or its Representatives without reference to the Confidential Information.

5. Non-Solicitation. For a period of 18 months following the date of this Agreement, none of the Receiving Party’s or its affiliates’ employees who have knowledge of the Transaction or are provided access to Confidential Information will hire or engage (or solicit for hire or engagement) for any management, consulting or employment role, any officer or senior management employee of the Providing Party or any of its controlled affiliates with whom the Receiving Party has substantive contact during the course of its evaluation of the Transaction and whose annual salary at the time of solicitation exceeds $200,000. This Section 5 will not restrict the Receiving Party’s or its affiliates’ employees from (i) placing notices of general solicitation of employment in the ordinary course of its business or hiring any persons as a result of such solicitations or (ii) soliciting or hiring any person who has ceased to be an employee of the Providing Party for a period of no less than three months before commencement of such solicitation or hiring; provided, in each case, that the Receiving Party has not induced any such persons to terminate their employment with the Providing Party or any of its affiliates.

6. No Representations or Warranties. Neither the Providing Party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy and completeness of any Confidential Information provided by it or its Representatives, and no liability will result to the Providing Party from its use, except as set forth in a Definitive Agreement. Only the representations and warranties that are made in a Definitive Agreement, when, as and if it is executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

7. No Agreement. The Providing Party has the absolute right to determine what information, properties and personnel it wishes to make available to the Receiving Party, if any. Unless a Definitive Agreement has been executed and delivered by each of the Parties, neither Party, nor any of their respective affiliates will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Agreement or any other written or oral expression or conduct with respect to such Transaction except, in the case of this Agreement, matters specifically agreed to in this Agreement. Each Party further acknowledges and agrees that each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party or any of its Representatives with regard to a Transaction, and to terminate discussions and negotiations with the other Party at any time.

8. Contact Person. Requests by either Party for Confidential Information, meetings with personnel or other communications regarding a Transaction will be made only to such person as may be designated in writing from time to time by the other Party (the “Contact Person”). Each Party agrees that it will not, without the prior approval of the applicable Contact Person, initiate or maintain contact with any director, officer, employee, contractor, vendor, customer, competitor or lender of the other Party regarding the other Party’s business operations, prospects or finances, other than contacts in the ordinary course of business in which no Confidential Information is used or disclosed.

9. Standstill. (a) As of the date of this Agreement, except as previously disclosed by the Receiving Party in writing to the Providing Party, the Receiving Party does not beneficially own any securities of the Providing Party entitled to be voted generally in the election of directors, any direct or indirect options or other rights to acquire any such securities or any derivative positions or contracts based on the value of any such securities (collectively, “Voting Securities”) (other than in the ordinary course of business pursuant to any benefit plans maintained by the Receiving Party). The Receiving Party agrees that for a period of 18 months from the date of this Agreement, except with the prior written consent of the Providing Party (given or withheld in its sole discretion), the Receiving Party will not, directly or indirectly with or through another person, (i) publicly propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with the Providing Party or directly or indirectly with any other person, (A) any form of business combination, acquisition or other transaction relating to the Providing Party, (B) any form of restructuring, recapitalization or similar transaction with respect to the Providing Party, (C) any change in the business, policies, or board of directors or management of the Providing Party, or (D) any demand, request or proposal to amend, waive or terminate any provision of this paragraph, or (ii) (A) acquire, offer or propose or agree to acquire, by purchase or otherwise, more than 5% of any Voting Securities or other securities of the Providing Party (other than in the ordinary course of business pursuant to any benefit plans maintained by the Receiving Party), (B) seek or propose, or announce an intention to seek or propose, to influence or control the board of directors or the management or policies of the Providing Party, make, or in any way participate in, any solicitation of proxies with respect to any Voting Securities (including by the execution of action by written consent), become a participant in any election contest with respect to the Providing Party, seek to influence any person with respect to any Voting Securities or demand a copy of the list of stockholders or other books and records of the Providing Party, (C) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any Voting Securities, assets, indebtedness or businesses of the Providing Party or which seeks to affect control of the Providing Party or has the purpose of circumventing any provision of this Agreement, or (D) make any proposal or other communication designed, or which could be reasonably expected, to compel the Providing Party to make a public announcement thereof in respect of any matter referred to in this Agreement.

(b) Notwithstanding the foregoing provisions of this Section 9, (i) nothing in this Agreement shall prohibit confidential communications or proposals between the Chief Financial Officer and/or the Chief Executive Officer of either Party and the Chief Financial Officer and/or the Chief Executive Officer of the other Party, and (ii) the restrictions set forth in this Section 9 will terminate and be of no further force and effect if (x) the Providing Party enters into a definitive agreement with respect to a transaction involving the acquisition by another person of more than 50% of the Providing Party’s Voting Securities, or all or substantially all of the Providing Party’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise) or (y) any person or group commences (within the meaning of the Exchange Act (as defined below)) a bona fide tender or exchange offer (with or without conditions) that, if consummated, would make such person or group the owner of more than 50% of the Providing Party’s issued and outstanding capital stock, and such offer becomes public and the Providing Party’s Board of Directors does not reject such offer or recommend against stockholders tendering their shares into such offer within ten (10) business days following such public announcement of such proposal or offer.

(c) The Receiving Party acknowledges that the Confidential Information may contain material, non-public information regarding the Providing Party and the United States securities laws prohibit any persons who have material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

10. Certain Definitions. The term “person” as used in this Agreement will be interpreted broadly to include the media and any corporation, company, group, partnership, governmental body or other entity or individual. The terms or phrases “affiliate,” “beneficial owner,” “election contest,” “equity security,” “group,” “participant,” “proxy,” “security” and “solicitation” (and the plurals thereof) have the meanings ascribed to such terms under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”).

11. No Waiver; Entire Agreement. No failure or delay by either Party in exercising any right, power or privilege under this Agreement will operate as a waiver, nor will any single or partial exercise preclude any other or further exercise or the exercise of any right, power or privilege under this Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the matters referred to in this Agreement and supersedes all prior understandings, written or oral, between the Parties with respect to such matters. The Parties each acknowledge that this Agreement was negotiated by sophisticated parties at arms’ length, and no Party will be construed as the drafting party against which the Agreement could be construed.

12. Remedies. It is understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement by either Party and that each Party will be entitled to equitable relief, including specific performance and injunction, as a remedy for any breach or threatened breach by the other Party. Each Party agrees to waive, and to use commercially reasonable efforts to cause its directors, officers, employees or agents to, waive any requirement for the securing or posting of any bond or other security in connection with such remedy. Such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity to the non-breaching Party, including remedies pursuant to applicable laws relating to trade secrets.

13. Assignment; Benefits; Governing Law; Jurisdiction; Venue. Any assignment or delegation of this Agreement by either Party without the other Party’s prior written consent will be void. This Agreement is for the benefit of and is binding upon each Party and its respective Representatives and each of their respective heirs, successors and permitted assigns. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws principles that would cause the application of the laws of any jurisdiction other than the State of Delaware. Wherever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. Each Party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware located in Wilmington, Delaware (the “Relevant Courts”) for any action, suit or other proceeding arising out of or relating to this Agreement (and each Party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to such person’s address set forth in this Agreement will be effective service of process for any action, suit or proceeding brought against such person in any such court. Each Party also irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Relevant Courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any Relevant Court that any such action, suit or proceeding brought in any Relevant Court has been brought in an inconvenient forum.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all such counterparts together will constitute but one and the same Agreement. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

15. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability will not be deemed to affect any other provision of this Agreement or the validity of the remainder of this Agreement, and such invalid or unenforceable provision will be deemed deleted from this Agreement to the minimum extent necessary to cure such invalidity or unenforceability.

16. Modifications. No provision of this Agreement may be waived, amended or modified except by the written agreement of the Parties.

17. Term. The obligations of the Parties under this Agreement will terminate on the earlier of (i) eighteen months from the date of this Agreement or (ii) the consummation of a Transaction, but no such termination will relieve a Party of liability for a prior breach hereof.

18. Notices. All notices hereunder must be given by email or overnight courier to the Parties at their respective addresses set forth below (or at such other addresses as will be specified by like notice).

[Signature Page Follows]

Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement will become a binding agreement between us.

YELLOW:

HD SUPPLY HOLDINGS, INC.

By:	/s/ Dan S. McDevitt
Name: Dan S. McDevitt
Title: General Counsel & Corporate Secretary

Notices:

3400 Cumberland Boulevard Atlanta, GA 30339 Attention: General Counsel Email: Dan.McDevitt@hdsupply.com

Accepted and agreed to as of the date written below:

ORANGE:

THE HOME DEPOT, INC.

By:	/s/ Richard V. McPhail
Name: Richard V. McPhail
Title: Chief Financial Officer & Executive Vice President

Notices:

2455 Paces Ferry Road SE Atlanta, GA 30339 Attention: General Counsel Email: teresa_w_roseborough@homedepot.com

Date Signed: October 28, 2020

[Signature Page to Nondisclosure Agreement]